Exhibit 99.4
Final Transcript
Conference Call Transcript
ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Nov 16, 2010 / 01:30PM GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — IR Manager
Mike Jeffries
Abercrombie & Fitch Co. — Chairman & CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — EVP & CFO
CONFERENCE CALL PARTICIPANTS
Evren Kopelman
Wells Fargo Securities — Analyst
Jeff Klinefelter
Piper Jaffray & Co. — Analyst
Scott Robinson
Mirage Capital — Analyst
Janet Kloppenburg
JJK Research — Analyst
John Morris
BMO Capital Markets — Analyst
Liz Dunn
FBR Capital Markets & Co. — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Kimberly Greenberger
Morgan Stanley — Analyst
Marni Shapiro
Retail Tracker — Analyst
Michelle Tan
Goldman Sachs — Analyst
Christine Chen
Needham & Company — Analyst
Brian Tunick
JPMorgan Chase & Co. — Analyst
Paul Lejuez
Nomura Securities — Analyst
Robert Samuels
Phoenix Partners — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Lorraine Hutchinson
BofA Merrill Lynch — Analyst
Linda Tsai
MKM Partners — Analyst
Edward Yruma
Keybanc Capital Markets — Analyst
Roxanne Meyer
UBS — Analyst

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jennifer Black
Jennifer Black & Associates — Analyst
David Glick
Buckingham Research — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Stacey Pak
SP Research — Analyst
Adrienne Tennant
Janney Capital Markets — Analyst
Linda McDonough
Waterloo Advisors — Analyst
Dorothy Lakner
Caris & Company — Analyst
PRESENTATION
Operator
Good day and welcome to the Abercrombie & Fitch third quarter earnings results conference call. Today’s conference is being recorded. (Operator Instructions) We will open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the question and answer session.
At this time I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, please go ahead.
Eric Cerny — Abercrombie & Fitch Co. — IR Manager
Good morning and welcome to our third quarter earnings call. Earlier this morning we released our third quarter sales and earnings, balance sheet, income statement, store opening and closing summary and an updated financial history. Please feel free to reference these materials available on our website. Also available on our website is an investor presentation which we will be referring to in our comments during this call. This call is being recorded and the replay may be accessed through the internet at Abercrombie.com under the Investors section.
Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Today’s earnings call will be limited one hour. We will begin the call with a few brief remarks from Mike followed by a review of the financial performance for the quarter from Jonathan Ramsden. After our prepared comments we will be available to take your questions for as long as time permits. Please limit yourself to one question so we can speak with as many callers as possible. As a reminder the after-tax operating results of Ruehl for 2009 and prior periods are now included in discontinued operations and income statement and related comparisons to prior year, therefore generally exclude Ruehl.
Now I’ll turn the call over to Mike.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Good morning, everyone. Thank you for joining us. Jonathan will talk to the specifics of the quarter in a moment but simply put, we are pleased with our performance against our objectives for the quarter and remain very excited about the opportunities ahead of us across all areas of our business. Our domestic business has continued to improve, our international results are outstanding, and our direct-to-consumer business is posting very strong growth. We will share more details coming into 2011 but I want to take a few minutes to recap where we stand on our key road map objectives to achieve an operating margin of 15% or better, our goal for fiscal 2012. As you will recall these include improvements in domestic productivity including store closures, returning gross margin to historical levels, driving significantly accretive international growth, driving our direct-to-consumer business through an increased strategic focus, doing all this while maintaining tight control of expenses, and last, fulfilling the potential of Gilly Hicks.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
I will start with what appears today to be the most challenging of these objectives, returning our gross margin to historical levels of around 67%. We feel good about the elements of this objective that are under our control. Namely, benefiting from a growing international component of our business, and turning the corner on domestic AURs. However, cost pressures from raw materials and labor costs have only increased as we have gone through the year and transportation costs remain at very high levels. We think it is possible that some of these factors such as cotton costs may abate somewhat but that is not something we can count on. We expect to make progress on gross margin in the first half of 2011 overall. However for receipts later in the season, costs are escalating significantly and visibility beyond that is limited.
Aside from the gross margin objective we are positive about the other components of our road map objectives. On domestic productivity, our objective is to be at 85% or better of 2007 productivity by 2012. We’ve made solid progress on that this year-to-date with some strengthening as the year has gone on and the domestic closures scheduled for this year and next will help. Beyond that we will need mid single digit increases in same-store sales in each of the next two years. We intend to achieve this by continuing to provide an assortment that is trend right, premium quality, and offers a healthy balance of fashion and basic heritage items. Over the last year, we have become much better at how we deliver impactful fashion right assortments with attractive price points and will continue to improve on this process as we push for sales improvement.
Moving to our international business we crossed a milestone this quarter with the opening of our first Hollister stores in Spain, one in Madrid and one in Barcelona. Both are running ahead of projections. We also opened our second Hollister store in Germany in Oberhausen, and early signs are that this will reaffirm the very strong response we saw to our first opening in Germany last year. Meanwhile, our UK Hollister stores comped double digits for the quarter and our Italian business got even stronger. Looking forward, we need to accelerate our Hollister expansion in 2011 and 2012, beyond the 20 stores we will open this year, and are putting a huge amount of effort into making that happen. The focus is equally strong on A&F flagship opportunities and in both cases we expect to give more concrete guidance coming into 2011. We are also looking very hard at the pipeline further out to make sure we are fully capitalizing on the opportunity ahead of us.
Turning to direct-to-consumer, our business is up 40% year-to-date with both international and domestic up strongly. The direct-to-consumer business now represents around 10% of our business and we continue to believe strongly in the growth opportunity it offers. Over the course of this year, we have made or will be making many different investments in our direct-to-consumer business, including headcount. Additionally we have launched mobile sites, added on figure key looks, improved the shopability of our sites, are adding much stronger analytics capabilities and are experimenting with paid search and other initiatives. We have also invested in country specific websites in each of the countries where we currently have store locations. On expenses, we are maintaining a strong focus on validating ROI and our visibility to that is being enhanced by a new budgeting and reporting system in place for our current budget cycle as well as by continuing improvements in our testing ability.
Finally, turning to Gilly Hicks, our likes stores are comping in the 40s year-to-date, on track with our productivity goals. We are looking forward to our first UK opening on Saturday, November 27th in London. If anyone happens to be in London over Thanksgiving weekend, hopefully you’ll notice some buzz around that.
In summary these are very exciting times for us. There’s a huge amount of work to be done to execute our plans, but we have a very clear view of what we need to do and I know that we have the team in place to get it done, a team obsessed with enhancing our iconic brands.
With that, I hand the call over to Jonathan.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Thank you, Mike, and good morning, everyone. Our results for the quarter are summarized on page three of the investor presentation and I’ll start with the highlights of those results. Sales for the third quarter were up 18% to $886 million including a comp store sales increase of 7%. These results were very close to what we had planned coming into the quarter. Our DTC business was up 32% for the quarter. Our international sales were up 87% for the quarter and represented 18.5% of total sales. Our gross margin rate for the quarter was 63.7% down 40 basis points versus last year. This was slightly better than we had anticipated as a result of a currency benefit and lower freight costs than originally budgeted. We now expect a similar level of erosion in the fourth quarter and the gross margin rate for the season as a whole will therefore be slightly below our prior expectations.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
A summary of our operating expenses is included on page seven of the investor presentation. Overall operating expenses for the quarter came in somewhat lower than anticipated at the beginning of the quarter. Store occupancy costs were $165 million, lower than expected due to lower depreciation charges. We anticipate fourth quarter store occupancy costs to be in the high $160 millions excluding costs associated with store closures and potential impairment charges resulting from our annual review of store related assets. All other stores and distribution expenses were approximately $220 million or 24.8% of sales for the quarter. For the fourth quarter we anticipate a continued modest leverage benefit in these expenses versus last year. MG&A for the quarter was $103 million, up 17% to last year. This was at the higher end of the midteen percentage growth we anticipated at the beginning of the quarter primarily due to higher incentive comp. MG&A for the quarter included total equity and incentive comp of $15.6 million compared to $10.3 million last year, accounting for approximately 600 basis points of the increase. The impact of an insurance recovery in the prior year accounted for approximately another 300 basis points of the increase. For the fourth quarter we expect MG&A to be up slightly above the third quarter in dollar terms.
Operating margin for the quarter was 8.8% and represented a 250 basis point improvement over last year. The tax rate for the quarter was 35.6% compared to a benefit of 4.7% for the third quarter of 2009. The 2009 rate was favorably impacted by a trueup in the year-to-date rate. On a full year basis for 2010 we now expect the effective rate to be around 35%. Net income for the quarter was $0.56 per diluted share.
Turning to inventory, total inventory at quarter end was up 47% at cost versus last year, or up 43% excluding inventory in transit. This was in line with our expectations at the beginning of the quarter. We expect the year-over-year inventory increase to moderate towards a closer alignment with sales at the end of the year. We remain comfortable with our inventory levels which we believe are appropriate to drive the business.
We ended the quarter with approximately $618 million in cash and cash equivalents and outstanding borrowings and letters of credit of approximately $68 million. During the quarter we purchased 669,000 shares under the Company’s existing share buyback authorizations at a total cost of $29.2 million. Going forward we expect the share buyback program to continue subject to performance, to market conditions, and to a healthy net cash cushion. With regard to CapEx we now expect total CapEx for 2010 to be approximately $190 million.
Turning to the fourth quarter, a summary of our gross margin, expense and tax rate expectations is included on page 11 of the investor presentation. Our store opening plans for the year are on track with the guidance previously given and reflected on pages 12 and 13 of our investor presentation. With regard to closures we now expect 2010 store closures to be slightly above the previous figure of 60 planned closures. As previously indicated we will record additional charges in the fourth quarter associated with these closures.
This concludes our prepared comments section of the call. We’re now available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. If others have had a chance we will be happy to take follow-up questions . Thank you.
QUESTION AND ANSWER
Operator
(Operator Instructions) We’ll now take our first question from Evren Kopelman out of Wells Fargo.
Evren Kopelman — Wells Fargo Securities — Analyst
Good morning. Thank you. My question is about the — when we look at the delta between the sales and comp growth, it’s about 11 points this quarter, how should we think about that going forward, especially as more and more international stores enter the comp base? Can you give us some color or help in terms of how we think about how that impacts comps? I assume positively given some of the numbers you gave for the Hollister UK stores comps but how should we think about the delta? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Good morning, Evren. I understand that people externally focus on that metric. It’s one that we don’t particularly focus on internally. I think what we have seen over the past few months is some volatility in that spread caused by different seasonality in the DTC business, and in the European business, which follows a slightly different seasonal path than our US business. I think going forward it’s hard for us to be too specific about where that spread is going to be because you’ve got a lot of things moving in and out of the comp base. So it’s typically something we haven’t given guidance on in the past. But I think your best way of getting there is to model in the volume of the stores that are opening during the quarter and some assumption about DTC, and that will lead you to a spread expectation for the quarter.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
Our next question comes from Jeff Klinefelter out of Piper Jaffrey.
Jeff Klinefelter — Piper Jaffray & Co. — Analyst
Yes, thank you. Congratulations, everyone, on a good quarter. It’s on the international stores. Mike and/or Jonathan, if you could just address, the Hollisters seem to be opening very very well in continental European markets. Could you compare and contrast those openings with your experience in the UK? And then also, just with respect to the international business how should we think about the profit margins on a fully loaded basis? Is there a certain scale you have to achieve per country in order to get to that point of maximum contribution? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I’ll start the answer by saying we’re very pleased, as I said, with the openings in Spain. They are exceeding our projections very handily. The second German store continues to be really a strong volume store. I think it’s tough to say how did they open, or how did they open versus UK. They are all opening very well and very well versus projection, and clearly, at volume levels that are multiples of the Hollister stores in the US. With that I’ll turn it over to Jonathan.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hi, Jeff. I think as you know, from what we’ve said in the past, we target a four wall operating margin for all new international stores of at least 30%, and generally speaking if they are exceeding their sales projections that means they are doing better than that. When we look at a specific country, there are some unique country costs associated with each new country we go into, so as we think about the plan going forward, we do have to look at the total store count potential in each country and look at that in the context of those country specific costs to make sure the overall country margin is still at an acceptable level. So that’s broadly how we look at it.
Operator
We’ll go next to Randal Konik with Jefferies & Co.
Scott Robinson — Mirage Capital — Analyst
This is actually Scott Robinson with Mirage Capital. A couple of questions — or actually one question. Can you provide some color on your e-commerce vision going forward and how do you plan to sell marketing services through your website?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Didn’t quite hear the second bit.
Scott Robinson — Mirage Capital — Analyst
Can you provide some color on your e-commerce vision going forward and how do you plan to take advantage of the enormous opportunity in 2011 to sell more goods and services via your website to allow customers to have a better shopping experience?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
I think as Mike said on the call, we think DTC is a huge opportunity for us going forward. We’ve been making a lot of investments in it over the course of this year, some of which Mike enumerated a minute ago. There are other things we have in the pipeline, so we certainly think it’s a great growth opportunity for us and it should be highly accretive growth, even net of some of the incremental investments we need to make in building that business. I think in terms of specifics for 2011 what we’re going to be selling I don’t think there’s anything additional we can add on that.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We’ll go next to Janet Kloppenburg with JJK Research.
Janet Kloppenburg — JJK Research — Analyst
Hi, everybody. Congratulations. Nice quarter. I had a couple questions on the gross margin. First, Jonathan, you went quickly over why the gross margin for the fourth quarter would be down. I didn’t fully understand that. I was expecting it perhaps to be flat to slightly up. And secondly, Michael, if you could talk a little bit about the cotton price pressure for the second half, I was wondering if the impact of a higher number of international stores, which I believe generate a premium margin, could help to offset some of the higher sourcing costs. Thanks so much.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Janet, good morning. On the first bit, I think our prior guidance for the whole season was that gross margin would be flat to slightly down for the season. What we’re saying is we’re going to be a little bit below that but only slightly for the season as a whole as we currently see it, so there was a little bit of a shift between Q3 and Q4. We’re not talking about major shifts, by the way, a couple of tenths for a couple different things. So I think as we’ve cautioned in the past, our intra-quarter guidance during the quarter is less precise than our viewpoint for the season as a whole and we’re slightly off what we thought for the season, and then there was a bit of a shift between the quarters in our gross margin expectations.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
The second part of your question, I’ll answer the latter first. And that is that our international stores do offer us the opportunity for enhanced rate but also to enhance the total quality level of our offerings. And I’d like to make two points with regard to the cotton prices. Obviously it escalated, they are clearly a problem, but we’re not going to over torque on this problem because of our perspective, and Janet you understand this, our long term objective in the business which is our perspective is long term. And we’ve always believed that some problems could be opportunities. We’re looking at this way. We think lots of people are going to take a lot out of their product at this time. We’re not, we’re going to use this opportunity to enhance the product offering and we can get paid for it, particularly in international locations.
The second point I’d like to make, and maybe this is the strongest point I’d like to make, is that our perspective is long term and our relationship with our factories, our vendors is a long term relationship. And I couldn’t stress more strongly how grateful we are to them that they have held our hands during this time, been fair with us in terms of what’s happening with cotton prices and other increases. But I think they know that we’re there for them for the long term as they have been there for us and will be there for us because they are as obsessive as we about creating beautiful product at fair prices.
Operator
We’ll go next to John Morris with BMO Capital.
John Morris — BMO Capital Markets — Analyst
Congratulations, too, on a great start to the back half here. Jonathan, just following up there on that gross margin question. Can you just clarify for me why the shift between Q3 and Q4, what’s going on there. And then as you look out to the back half of 2011, besides cotton potentially being a difficult cost component, are there other cost pressures that you are referring to and can you just give us a little bit more color on that?

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Sure, John. Good morning. Yes, in Q3, as we said a few minutes ago, we expected gross margin to come in a little lower. It got better partly because of currency, which helped over the latter part of the quarter. And also we — our budgeted — our freight costs came in a little lower than budgeted. In the fourth quarter, we’ve added some markdowns which is incrementally lowering the gross margin rate modestly. But I think I want to caveat all of that by saying these are not major shifts in the gross margin rate. These are relatively minor. And if you look at the season as a whole we’re pretty close to where we thought we were going to be. And as I said a second ago, the splits between the quarter are less of a focus for us than looking at the overall season. So I think I’d just like to caveat all of that with those two riders.
With regard to the back off of 2011, I think we and other people have talked about labor costs continuing to be an issue beyond cotton costs, and Mike alluded to that earlier on. As Mike said, we think there is some possibility that cotton costs may abate. For labor costs, the rate of growth may change over time but, directionally, they are likely to continue heading upwards.
Operator
We’ll go next to Liz Dunn with FBR.
Liz Dunn — FBR Capital Markets & Co. — Analyst
Hi, good morning. I had a question on inventory. I see that in the presentation materials on your website you’ve added a chart with inventory days, which is really helpful to provide some historical context. But I think last quarter you broke down how much was attributable to some buckets. Could you tell us specifically how much supports the new store openings and the direct-to-consumer business, or if not specifically, some context around that?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hey, Liz. I don’t think we could tell you specifically but certainly with international store openings in the fourth quarter that does create a need for additional inventory. And as we roll through year-end, all those stores coming on stream in the fourth quarter will continue to be a factor causing an overall increase in inventory levels, as well as continuing to support DTC growth. So aside from the underlying comp business, those factors are both causing inventory to be running at somewhat higher levels. But overall, I think the key point is that we’re comfortable with where we are. We expect the year-over-year increase to moderate as we come out of the year and as we’re lapping more normalized levels from the prior year.
Operator
We’ll go next to Dana Telsey with Telsey Advisory Group
Dana Telsey — Telsey Advisory Group — Analyst
Good morning, everyone. You’ve been trying different promotional or marketing messages throughout the quarter and even throughout the past two quarters. What are you finding is working? Does it work differently in Hollister or in Abercrombie in both domestically and overseas, particularly in the Hollister mall stores at all? And as you think about the AUR trends which are down around 11% how do you see that progressing into next year? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
I think, Dana, there’s a limit, obviously, to what we can say about what our plans are for the next couple months. I think what we have said, and Mike spoke to it earlier on, is that we see domestic AURs turning the corner coming into 2011 and being in positive territory. But I think, as we’ve said in the past, the month to month pattern may not be linear and I think we obviously can’t say too much about our specific plans for the balance of this season in particular.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
But one addition, Dana, and that’s that we do not promote in our international stores at all.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We’ll go next to Kimberly Greenberger with Morgan Stanley.
Kimberly Greenberger — Morgan Stanley — Analyst
Great. Thank you. Good morning. I was wondering, Michael, if you can talk about how far out you’ve secured product and how much visibility you have as to pricing in the first half of the year? And when you talked about costs escalating meaningfully, could you just help us understand the magnitude on that? That would be helpful, thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I can’t tell you the magnitude. I can say that for first quarter, we are committed to AUCs that are about even to last year and we are seeing pressure on the second half of summer deliveries, and back-to-school. I can’t give you an order of magnitude.
Operator
We’ll go next to Marni Shapiro with The Retail Tracker.
Marni Shapiro — Retail Tracker — Analyst
Congratulations. The stores look great. And I hate to harp on the whole pricing but if we could just think about it in terms of two buckets within sourcing and pricing, it seems to me you’ve been a lot less promotional. And if the increase in pricing in the back half of the year is what I’m hearing, shouldn’t you be able to, with your brands, offset that with better promotions that maybe aren’t as deep and with fewer markdowns as I’ve seen over the last couple of weeks and maybe a month or so?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Marni, are you talking the back half of ‘10 or back half of ‘11?
Marni Shapiro — Retail Tracker — Analyst
Middle of ‘11 and into back-to-school in ‘11. It seems to me that you have strong enough brands and I’ve watched you pull the lever back on the promotions the last couple of weeks and months, suggesting that maybe there’s a little more wiggle room for you guys than some other players out there.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Overall, we clearly have felt that we’re getting better at how we execute some of those initiatives. We do have the benefit of the international mix coming into play more and more as we go forward. And I think if cost pressures remain very significant, then we’re going to keep an open mind to pricing generally, although we certainly haven’t made any decisions on that. But I think all of those factors, we continue to look at.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
By the way, I missspoke because we do promote in Canada, but that’s treated by us as much as North America, but we don’t promote internationally other than Canada.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We’ll go next to Michelle Tan with Goldman Sachs.
Michelle Tan — Goldman Sachs — Analyst
Thanks. Jonathan, I was wondering if you could give us anymore color on how you think about the minimum cash cushion that you want to maintain as you look at buyback going forward from here? Is there a dollar level per quarter or annually that you’re thinking about?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hey, Michelle. There are two guard rails in how we think about this. We’re always going to want to maintain a healthy net cash cushion which we define as our cash on hand less anything we’ve got drawn down on the revolver and any letters of credit we have outstanding against the revolver. I think historically we used to talk about a $300 million cash cushion going forward. I think we’re thinking more in terms of a $350 million net cash cushion, so cash on hand less outstanding revolver drawdowns in LCs so we would never want to be below around $350 million, is our current thinking. So that’s one guard rail. I think on the other end, we’ve seen our share count creep up over the last couple of years due to equity plan issuances and I think going forward we would at a minimum look to offset those equity plan share issuances with buybacks. So they’re really the two guard rails.
Where we end up between those two guard rails will be a function of how we’re feeling about business, how we see our cash flow requirements in general going forward, market conditions obviously, and potentially other factors. But we would expect to be somewhere within that range, with the floor being as of today that we would never go below a $350 million net cash cushion. But that isn’t to say that we’re going to be at that level. It’s just that would be the guard rail at the lower end.
Operator
We’ll go next to Christine Chen with Needham & Company.
Christine Chen — Needham & Company — Analyst
Good morning. I wanted to piggyback off of the inventory question. Maybe another way to look at it, you’re up against a down 30 something, but what’s the break out between the merchandise that has less fashion risk versus the fashion product? And how much of that inventory is finished goods versus maybe work in process, i.e., material that you might have bought that you can make into whatever you want to mitigate the sourcing cost increases? And then if you could just talk about rollout of Gilly next year since it’s doing so well. Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hi, Christine. On the inventory question, first of all, most of it is finished goods. There is the inventory in transit component which accounted for a percentage of the increase but we stripped out inventory in transit in the chart that’s in the presentation. I think, as we said on the prior earnings call, we’ve never historically had issues with inventory and we feel very comfortable about the inventory position we have, and we think we need the inventory levels we have to drive the business. So we’re comfortable with where we are and I think in a historical context, the chart we have in the presentation illustrates that we are not really out of line with where we’ve historically been at this stage in the year.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
The second part of the question, Christine, I’ll take — the rollout of Gilly. We’re obviously very pleased with the results. We’re very pleased with the 5,000 square foot store we opened in Roseville and we’re going to see how we do in London on the 27th. We’re not in a position to make an announcement on anything other than that at this point. But thanks for the question.
Operator
We’ll go next to Brian Tunick with JPMorgan.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Brian Tunick — JPMorgan Chase & Co. — Analyst
Thanks. Good morning guys. Just two quick ones. First, are you guys reiterating your mid single digit comp guidance for the fall season? And then as we try to get some more thoughts around the store closings for 2011, can you give us some idea whether it’s occupancy or stores in distribution, what kind of number can we expect to lower for next year based on the store closings?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Brian, on the first point, we’d said — I think what you’re alluding to is we said we bought to a mid single digit comp for the fall season. We haven’t specifically updated that but clearly our results for the third quarter are consistent with our buying assumption for the season and we haven’t spoken to anything subsequent to that.
On store closings in ‘11, we’d originally said 110 over ‘10 and ‘11. A few of those are pulling forward into ‘10 but we still expect to be in the 40 to 50 range in ‘11. The primary reason why those stores are unprofitable is low volume which does tend to result in very high, first of all, low gross margin rates, so closing those stores helps with the gross margin. And then high occupancy cost as a percentage of sales, in some cases, although not all. So I think you’re generally going to see — and then clearly because we have to staff them to minimum levels, those variable expense items tend to run as a high percentage of sales. I think you’re going to see the impact of gross margin in both components of stores and distribution expenses from a leverage benefit. But also keep in mind that we’re talking about 67 or so stores this year and another 40 to 50 next year, so you have to keep it in that overall context.
Operator
We’ll go next to Paul Lejuez with Nomura Securities.
Paul Lejuez — Nomura Securities — Analyst
Thanks, guys. Just a couple more questions on the store closings. I know you haven’t closed many yet this year but I’m wondering if you’ve looked to see if nearby stores are getting a bump from those stores closing. Also, how many of the stores are at lease expiration, the ones you plan to close this year? And then last, is there any near term negative impact on the gross margin line in 4Q as you clear merchandise in closing those stores? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hi, Paul. On the first question, it’s something we will be looking at as we close these stores. But as you say we’ve only closed a few so far but we’ll certainly be tracking what happens as we close the balance through the next couple of months to see what happens in terms of transferring business. And we’ll also, by the way, be trying to do some things to help that process as we close the stores. There will probably be some modest incremental markdowns associated with store closures but not particularly significant in the overall scheme. And the vast majority of the stores that are closing are by way of natural lease expirations this year. Maybe not the vast majority but certainly the majority. There are a few buyouts and early closures included in the total.
Operator
We’ll go next to Robert Samuels with Phoenix Partners.
Robert Samuels — Phoenix Partners — Analyst
Hi, good morning, guys. Can you just elaborate a little bit more on the international Hollister stores and what differences you’re seeing, if any, by location and country?

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
By location. The business is pretty uniformly strong. The one thing I can say that’s interesting about our business is that I think, as many of you have noticed, more and more of our stores are requiring crowd control.
Operator
We’ll go next to Dorothy Lakner with Caris & Company.
Dorothy Lakner — Caris & Company — Analyst
I wanted to come back for a second just to the product cost issue because, obviously, over the last year, you’ve been working really hard to get your average unit costs down, and I’m wondering if there’s more room to go there. In other words, are there certain things that will help you in 2011 offset things like the increasing cotton prices and so forth?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I think the answer to that, Dorothy, is you’re very smart to know how hard we have worked at that. We will continue to do those things that will help us with AUC, and those things involve purchasing fabric for cross-branding, things that don’t involve taking quality out of the product. We’re, in fact, getting better at cross-branding of fabric and bundling of like items and we’ll continue to do that, and that should give us benefits. But we do have headwind in terms of cotton and labor prices.
Operator
We’ll go next to Richard Jaffe with Stifel Nicolaus.
Richard Jaffe — Stifel Nicolaus — Analyst
Thanks very much guys. A follow on, on Hollister. Given success in the European community, has your vision for Hollister expanded beyond that community? And are there things that you’ve learned in Europe that can be brought to the United States?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hey, Richard. Yes, we’re certainly looking at countries outside of Europe for future Hollister expansion. I think we’ll incrementally give more color on the specifics of that as we go forward, but certainly we’re looking beyond Europe both for A&F and for Hollister.
Operator
We’ll go next to Lorraine Hutchinson with Bank of America Merrill Lynch.
Lorraine Hutchinson — BofA Merrill Lynch — Analyst
Thank you, good morning. Just a question on the real estate. As you try to accelerate the Hollister openings in 2011 and 2012, can you talk a little about the availability and pricing of the deals that you’re getting and perhaps how many leases you’ve secured for next year at this stage?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Jonathan, do you want to take that?

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Sure. I think with regard to specifics on number of stores next year, we’ll be clearer on that coming into ‘11. We’re still working through that, as Mike alluded to earlier, putting a lot of effort to getting that closed down, so we’ll be more specific on numbers of 2011 openings in February. In terms of rents, frankly, they vary significantly from country to country. They are certainly in somewhere like the UK or Germany running significantly higher per square foot than they do domestically but that makes sense given the much higher volumes we see. I think the key point for us is that when we open a store, we focus on that four wall margin and that we can generate a sales volume that enables us to cover that rent and all the other expenses and still generate that four wall margin of 30% or hopefully better. And that’s really the single critical factor that we focus on in each of these new deals.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
With a conservative sales estimate.
Operator
We’ll go next to Linda Tsai with MKM Partners.
Linda Tsai — MKM Partners — Analyst
Yes, good morning. Your comments about the mid single digit increase over the next two years, what are the components of that? Specifically, how do you expect average unit retail to trend over the next few quarters?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Linda, as we’ve said, we see domestic AURs turning the corner coming into 2011. The increasing international component of the business helps from a mix standpoint as does the closure of underperforming, high markdown domestic stores. I think beyond the first half of 2011, certainly a component beyond that will be what we see continuing to happen on the cost front. But generally speaking, we expect to be in positive territory going forward on AURs, and exactly how that plays out quarter by quarter, I think we’ll see and give clearer guidance on as we go forward. But overall, in terms of getting to those mid single digit comps the premise is certainly that AURs turn positive as opposed to continuing to decline.
Operator
We’ll go next to Edward Yruma with KeyBanc.
Edward Yruma — Keybanc Capital Markets — Analyst
Hi, thanks very much for taking my question. Can you talk a little bit about pricing you’re seeing out of your competitors, and if, in fact, you’re seeing competitive response to some of the more significant pricing actions you’ve taken over the past couple months? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
We don’t really look at the business that way, Ed. We aggressively have been driving our business. I can’t really answer that question.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
I think the only thing I would add or say is that the strongest correlation we see is how we plan our own business, not with what others are doing, and we saw that in the third quarter. We were extremely close to what we planned for the business in terms of comps in particular, and I think we feel more and more comfortable going forward about our ability to have clearer visibility on the trend of the business, and that what we’re planning is the single most important determinant of how we end each quarter.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We’ll go next to Roxanne Meyer with UBS.
Roxanne Meyer — UBS — Analyst
Great. Thank you. Good morning. I’m wondering when you mentioned your long term gross margin goal of 67%, can you tell us what that assumes about where the US business can get to over time? And then separately, can you just remind us if there’s any average unit costing opportunities still in the fourth quarter? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
On the second part, there is — we continue to get average unit cost benefit in the fourth quarter year-over-year. It’s a little less than the third quarter which was less than the spring so year-over-year it’s abating as we go through the year. In terms of the long term gross margin goal, to be at that level, and in general to be back at that 15% operating margin level, domestic margins would be south of 15%, with international margins being a good bit north of that. So we would not be back at our historic peaks for the domestic business by any means to be back at that overall 15% operating margin goal.
Operator
We’ll go next to Jennifer Black with Jennifer Black & Associates.
Jennifer Black — Jennifer Black & Associates — Analyst
Good morning and let me add my congratulations. Your accessories look great and it looks like you’ve increased the penetration, especially at the Abercrombie division. And I wondered, if that’s the case, what are your thoughts about it going forward? And then within accessories, can you talk a little bit about the fragrance business? I know that’s a really big opportunity for you. Thanks a lot.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Thanks, Jennifer. The fragrance business does offer us huge opportunity, as we’ve said. Fierce is currently this year, I think, going to be an $88 million business and we don’t have a female equivalent. So if we could just come up with that we would have a lot of business. In regard to the rest of accessories, we’re pushing, we’re seeing success in male and female accessories as of this moment, but we have a long way to go.
Operator
We’ll go next to David Glick with Buckingham Research.
David Glick — Buckingham Research — Analyst
Good morning. Just a follow-up on Gilly Hicks. I know that it’s premature to talk about the extent of the opportunity but I was just curious, Mike, how you look at the US versus Europe. Clearly the US potentially a bigger market. The competitive landscape seems a little more devoid of competition in Europe, and I’m wondering if you see that as perhaps a faster rollout in that region versus the US?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
David, I don’t really know. We haven’t opened a European store. We will at the end of this month. It is possible that Gilly has the same potential as Hollister in terms of worldwide locations but we’re taking it very easy and we’re looking at it in a very hard way.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We’ll go next to Robin Murchison with SunTrust.
Robin Murchison — SunTrust Robinson Humphrey — Analyst
Thanks very much. Congratulations, guys. If you could just remind me please of the split this year air versus ocean, and if you expect it to remain the same for the outyear, for next year. Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hey, Robin. Air versus ocean has been down. We’ve been boating much more this year than we historically did. I’m not sure we’ve given specific percentages but it’s a relatively low percentage that’s now coming in by air and that’s one of the factors that’s driven that increase in inventory in transit. I think going forward, given where air rates are at, we’ll be looking to stay close to the current mix. There will always be some air, but we’re seeking to continue to have most goods coming in by boat.
Operator
We’ll go next to Stacey Pak with SP Research.
Stacey Pak — SP Research — Analyst
Hi, thanks. Can you just follow-up on the Q4 gross margin guidance? I just am trying to understand, if I look at your comparisons, especially going back to ‘08 versus Q3, it looks an awful lot easier. And your AUR was really nicely flat in October. So I’m still struggling to understand why the gross margin should be down equivalent to Q3. And am I right, your guidance is basically implying the Street needs to come down about $0.08? Am I on line there?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
That’s certainly not what we’re saying specifically. I think everyone has their different models. A couple of points there, Stacey. Firstly, average unit cost, as I said a second ago, is moderating in terms of the year-over-year benefit we’re getting in the fourth quarter. So we do expect year-over-year AUR declines to also moderate but the two things are moderating together. And I think, as we’ve said in the past, you can’t read too much into one month. So October AUR was pretty much flat but we’re not saying that any given month is indicative of what we’re going to be seeing for the balance of the season. So we do expect AURs to continue to be down in the fourth quarter and the reason why the gross margin is roughly equivalent is because the AUC, the benefit we’re getting year-over-year is less than it was a year ago, as well as a couple other minor factors year-over-year in some of the other gross margin components.
Operator
We’ll go next to Adrienne Tennant with Janney Capital Markets.
Adrienne Tennant — Janney Capital Markets — Analyst
Hi, Mike. Hi, Jonathan. It looks like the strategies are really starting to take shape so congratulations on that. My first question, Mike, is for you. You sort of touched on the fact that the stores in Europe and Asia performed similarly. Can you talk about the customer buying behavior? And the success that you’ve had in Japan, does that open the door to go into China? What would need to happen to move into China and Hong Kong? Thanks.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
First answer is that our stores respond very much the same around the world. We sell the same product, we offer the same environment, experience, all of what we bring to the retail experience. I think the difference is there’s just a different level of volume. So we offer the same experience in the US as Europe, we just are doing more business on a store by store basis in Europe, on an average store basis in Europe than we are in the US today. But the product break down in terms of what we sell by store, the percentage is basically the same.
The second part of your question, what would it take for us to announce that we’re going to China, I think Jonathan has said we are making no announcements at this point. But we have very strong belief that what is happening in Hollister and A&F around the world can be duplicated in many places.
Operator
We’ll go next to Linda McDonough with Waterloo Advisors.
Linda McDonough — Waterloo Advisors — Analyst
I had two questions. I wondered if you could quantify the FX impact in the quarter and also the lower depreciation that you had mentioned?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Yes, hi, Linda. The FX impact year-over-year for the quarter was slightly negative, I think less than 1% of sales adverse effect year-over-year. It was slightly better than we had budgeted based on where the rates moved from the beginning of the quarter. And the second part of the question was lower depreciation. There were some assets that we thought would potentially go out of service during the quarter which didn’t and that was the primary reason for that reduction.
Operator
That does conclude today’s conference. Thank you everyone for your participation.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Thank you.

Final Transcript
Nov 16, 2010 / 01:30PM GMT, ANF — Q3 2010 Abercrombie & Fitch Co. Earnings Conference Call
DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2010 Thomson Reuters. All Rights Reserved.